GEOCOM RESOURCES INC.
(the "Company")
Suite 413 - 114 West Magnolia Street
Bellingham, Washington 98225
Tel (360) 392-2898

December 2, 2004	OTCBB: GOCM

Geocom Resources appoints Clyde Harrison to the Board of Directors

Management of Geocom Resources Inc. hereby announces the appointment of Mr. Clyde Harrison to the Board of Directors of the Company.

Mr. Harrison is the Founding Member of Beeland Management Co., L.L.C., which manages the Rogers Raw Materials Index Funds. Mr. Harrison served as Beeland's CEO for its first five years. Mr. Harrison has served as a pension fund consultant and is a seasoned derivative trader. Mr. Harrison began his career in 1968 in finance with Lamson Brothers, becoming the youngest partner in the firm's history. In 1974 he became General Partner with Carl Icahn, managing hedge positions for corporate takeovers.

Mr. Harrison has been a Member of the Managed Futures Committee of the Chicago Mercantile Exchange. He has served as a bank director for five years, consulted for NBD Bank, Northern Trust and served as a Special Consultant to the Chairman of the Chicago Board Options Exchange. Mr. Harrison has also served as General Partner for a number of private investment and trading funds.

Mr. Harrison has been acknowledged for his contributions to several books, has published numerous articles and has made multiple television appearances. He has been featured in Barron's, Pensions & Investments, Investment News and Crain's. Mr. Harrison has been a nationally recognized public speaker for over 10 years and a regular speaker for the National Conference for Public Employee Retirement systems.

Management is delighted to make this addition to the Board, and expects that Mr. Harrison's keen understanding of worldwide trends; growth of commodities utilization, and financial markets will be of significant benefit to the Company as it grows. The Company expresses its appreciation to Mr. Harrison for accepting this appointment, and thanks him for his validation of Geocom's business plan.

On behalf of the Board of Directors

/s/ John E. Hiner
John E. Hiner, President & CEO

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding Mr. Harrison's addition to the Board of the Company, and the expectation that Mr. Harrison's skills and abilities, and particular his understanding of worldwide trends; growth of commodities utilization, and financial markets, will be of significant benefit to the Company in the future. Factors that could cause actual results to differ materially include risks and uncertainties of Mr. Harrison's appointment, his remaining on the Board of Directors and his ability to utilize his abilities to assist and benefit the Company.